EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Grill Concepts, Inc.’s 2006 Equity Incentive Plan of our report dated April 1, 2008, relating to the consolidated financial statements, which appears in Grill Concepts, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2007.

/s/ Moss Adams LLP

Moss Adams LLP

Los Angeles, California

July 14, 2008